Exhibit 99.1

For Immediate Release

Encision Inc. Announces Decision to Deregister its Common Stock

Boulder, Colorado, January 29, 2026 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, announced today that its Board of Directors approved the filing of a Form 15 with the Securities and Exchange Commission (“SEC”) to voluntarily deregister its common stock under Section 12(g) of the Securities Exchange Act of 1934 (“the Exchange Act”).

The Company intends to file the Form 15 on or about January 29, 2026. As a result of the filing of the Form 15, the Company’s reporting obligations, including its obligations to file annual and quarterly reports on Forms 10-K, 10-Q and 8-K with the SEC, will be suspended. Other filing requirements will terminate upon the effective date of the Form 15, which is expected to occur 90 days after filing.

Encision’s CEO Robert Fries commented, “The Company’s decision to deregister was made after careful consideration of the advantages and disadvantages, and considering our size and market capitalization, and the high costs and demands on management’s time of our ongoing compliance with SEC and Sarbanes-Oxley reporting requirements. We expect to recognize considerable cost savings associated with this decision.”

Encision intends to continue to prepare and publish unaudited quarterly and annual financial results.

The Company also expects that the Company’s common stock will continue to be traded in the over-the-counter market under the ticker symbol “ECIA”.  No guarantee, however, can be made that a trading market in the Company’s common stock through any over-the-counter market will be maintained.

Encision designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

Forward-looking Statements:

Discussions of some of the matters contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and, as such, may involve risks and uncertainties.